Exhibit 99.1

Genie Energy Ltd. Reports Third Quarter 2016 Results

NEWARK, NJ — November 3, 2016: Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported third quarter 2016 revenue of $57.2 million, a write-off of capitalized exploration cost of $41.0 million, a net loss attributable to common stockholders of $32.5 million -- $1.43 loss per diluted share, a loss from operations of $37.1 million, and Adjusted EBITDA* of $5.2 million.

HIGHLIGHTS

▪	On November 2, 2016, Genie Retail Energy acquired Retail Energy Holdings, LLC (REH), a privately held retail energy provider, for $9.5 million in cash plus working capital. REH operates as Town Square Energy and serves approximately 47,000 electricity residential customer equivalents (RCEs) in eight states;

▪	Genie Retail Energy generated $7.9 million in income from operations and $8.0 million in Adjusted EBITDA* compared to income from operations of $7.9 million and Adjusted EBITDA of $8.1 million in the year ago quarter;

▪	The Genie Energy Board of Directors has approved a 3Q16 dividend of $0.06 per share on its Class A and Class B common stock. The dividend will be paid on or about December 2, 2016 to common stockholders of record as of the close of business on November 21, 2016. The ex-dividend date is November 17, 2016. The distribution will be treated as a return of capital for income tax purposes;

▪	Afek intends to continue its exploratory drilling program with a well in the Northern region of its license area during the first quarter of 2017. The company continues to analyze data collected from sources including the exploratory wells and well flow test conducted in the Southern region to better understand the resource across its license area.

MANAGEMENT COMMENTS

Howard Jonas, Genie Energy’s Chairman and CEO, said, “Genie Retail Energy delivered solid results in the third quarter, generating $7.9 million in income from operations. We are excited about the recently closed acquisition of Town Square Energy and Genie Retail’s growth prospects. At Afek, we are shifting our operational focus to the Northern region of our license area even as we continue to analyze the results of our work in the South, where we have suspended field operations. The hydrocarbon deposits that we identified in the Southern region appear to extend to the North where there is a potentially more favorable geology for more mature hydrocarbons. We intend to drill an exploratory well in the Northern region to test this hypothesis early next year.”

GENIE ENERGY 3rd QUARTER 2016 CONSOLIDATED RESULTS

$ in millions, except EPS	3Q16	2Q16**	3Q15**	3Q16 -3Q15 Change (%/$)
Revenue**	$57.2	$44.6	$53.0	+7.9%
Cost of revenue**	$36.9	$26.4	$31.8	+16.3%
Gross profit**	$20.2	$18.1	$21.2	(4.8)%
Gross margin percentage	35.4%	40.7%	40.1%	-470	BP
SG&A expense (including stock-based compensation)	$14.9	$15.9	$15.9	(6.1)%
Stock-based compensation	$1.2	$1.1	$1.2	(6.5)%
Research and development expense	-	$0.1	$0.4	$(0.4)
Exploration expense***	$1.3	$1.4	$1.5	(13.7)%
Write-off of capitalized exploration cost	$41.0	-	-	+$41.0
(Loss) income from operations	$(37.1)	$1.9	$3.3	$(40.4)
Adjusted EBITDA*	$5.2	$1.9	$4.6	+13.0%
Net (loss) income attributable to Genie Energy common stockholders	$(32.5)	$2.4	$2.5	$(35.0)
Diluted (loss) earnings per share attributable to Genie Energy common stockholders	$(1.43)	$0.10	$0.10	$(1.53)
Capitalized exploration costs***	$0.1	$4.7	$6.8	$(6.7)

*Adjusted EBITDA for all periods is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for a complete explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

** Revenue and cost of revenue were adjusted for a correction in treatment of Gross Receipts Tax that was previously reported as a reduction in electricity revenue, in the amount of $0.6 million and $0.7 million in 2Q16 and 3Q15, respectively. Also, cost of revenue for 2Q16 was increased in the amount of $0.7 million that previously was recorded erroneously as prepaid expense.

*** Genie Energy’s Afek subsidiary accounts for its oil and gas exploration activities under the “successful efforts” method of accounting. Under this method, acquisition costs, costs of drilling exploratory wells, and exploratory-type stratigraphic test wells are capitalized on the balance sheet as “Capitalized exploration costs – unproved oil and gas property” pending determination of whether the well has found proved reserves. Exploration costs, other than exploration drilling costs, are charged to expense in the statement of operations as “Exploration expense”.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

At September 30, 2016, Genie Energy had $118.0 million in total assets, including $53.8 million in cash, cash equivalents and restricted cash (short and long term). Liabilities totaled $36.6 million, and working capital (current assets less current liabilities) totaled $69.3 million.

Net cash used by operating activities in 3Q16 was $1.7 million compared to net cash provided by operating activities of $4.0 million in the year ago quarter.

Results for 3Q16 do not include the impact of the REH acquisition, which closed subsequent to the quarter end.

RESULTS BY SEGMENT

$ in millions	3Q16	2Q16**	3Q15**	3Q16 -3Q15 Change (%/$)
Genie Retail Energy
Total revenue	$57.2	$44.6	$53.0		+7.9%
Electricity revenue	$55.1	$38.3	$50.1		+9.8%
Natural gas revenue	$1.8	$5.8	$2.3		(22.0)%
Other revenue	$0.3	$0.5	$0.6		(43.7)%
Cost of revenue	$36.9	$26.4	$31.8		+16.3%
Gross profit	$20.2	$18.1	$21.2		(4.8)%
Gross margin percentage	35.4%	40.7%	40.1%		(470	)BP
SG&A expense	$12.3	$12.9	$13.3		(7.4)%
Income from operations	$7.9	$5.2	$7.9		(0.5)%
Adjusted EBITDA*	$8.0	$5.3	$8.1		(0.8)%

Afek
G&A expense	$0.3	$0.4	$0.3		+1.3%
Exploration expense	$1.3	$1.4	$1.5		(13.7)%
Write-off of capitalized exploration costs	$41.0	-	-	$	+41.0
Loss from operations	$(42.7)	$(1.8)	$(1.8)		$(40.9)
Adjusted EBITDA*	$(1.6)	$(1.8)	$(1.8)		12.3%
Capitalized exploration costs	$0.1	$4.7	$6.8		$(6.7)

GOGAS
G&A expense	$0.1	$0.3	$0.2		(26.5)%
Research and development expense	$0.0	$0.1	$0.4		$(0.4)
Equity in the net loss of AMSO, LLC	-	-	$0.1		$(0.1)
(Loss) income from operations	$(0.1)	$0.8	$(0.7)	$	+0.6
Adjusted EBITDA*	$(0.1)	$(0.4)	$(0.7)	$	+0.6

Corporate
G&A expense	$2.2	$2.3	$2.1		+3.2%
Non-cash compensation in G&A	$1.1	$1.0	$1.1		(1.6)%
Loss from operations	$(2.2)	$(2.3)	$(2.1)		$(0.1)
Adjusted EBITDA*	$(1.1)	$(1.3)	$(1.0)		$(0.1)

*Adjusted EBITDA for all periods is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for a complete explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

** Revenue and cost of revenue were adjusted for a correction in treatment of Gross Receipts Tax that was previously reported as a reduction in electricity revenue, in the amount of $0.6 million and $0.7 million in 2Q16 and 3Q15, respectively. Also, cost of revenue for 2Q16 was increased in the amount of $0.7 million that previously was recorded erroneously as prepaid expense.

Genie Retail Energy

Genie Retail Energy – 3Q16 Results of Operations

Genie Retail Energy’s RCEs increased slightly sequentially to 241,000 at September 30, 2016, but decreased year over year, while meters served decreased both sequentially and year over year to 383,000. The sequential increase in RCEs resulted from seasonal and other weather related factors while the year over year decline reflected the decrease in meters served. Genie Retail Energy added 58,000 gross meters in 3Q16 compared to 58,000 gross meters in 2Q16 and 74,000 meters in 3Q15.

RCEs and Meters at End of Quarter (in thousands)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Electricity RCEs	174	172	175	178	178
Natural gas RCEs	67	67	72	81	82
Total RCEs	241	239	247	259	260

Electricity meters	263	268	267	264	261
Natural gas meters	120	122	126	128	127
Total meters	383	390	393	392	388

Meters enrolled in offerings with fixed rate characteristics constituted approximately 15% of GRE’s electric load at September 30, 2016.

Genie Retail Energy’s average monthly customer churn decreased to 6.4% in 3Q16 compared to 6.7% in the year ago quarter, and increased from 6.2% in 2Q16. Elevated levels of churn are common in the third quarter due to seasonal factors.

Genie Retail Energy’s quarterly revenue increased to $57.2 million from $53.0 million in 3Q15 on the strength of electricity sales, which increased to $55.1 million from $50.1 million in 3Q15. Kilowatt hours sold increased as a result of increases in both average consumption per meter and increase in electricity meters served, more than offsetting a decrease in average revenue per kilowatt hour sold.

Sales of natural gas decreased to $1.8 million from $2.3 million in 3Q15 reflecting decreases in both therms sold and average revenue per therm sold.

Genie Retail Energy’s gross margin percentage was 35.4% compared to 40.1% in 3Q15 reflecting a decrease in average revenue per kilowatt hour sold and an increase in the average cost per kilowatt hour. Gross profit decreased to $20.2 million in 3Q16 from $21.2 million in the year ago quarter.

Genie Retail Energy’s SG&A expense decreased to $12.3 million from $13.3 million in 3Q15 driven by lower sales and personnel expenses. Income from operations was $7.9 million, approximately the same as the year ago quarter, as the decrease in gross profit was offset by the decrease in SG&A expense,

Genie Retail Energy generated Adjusted EBITDA of $8.0 million in 3Q16 compared to $8.1 million in the year ago quarter.

Genie Retail Energy – Acquisition of REH

On November 2, 2016, Genie Retail Energy acquired Retail Energy Holdings, LLC (REH), a privately held retail energy provider, for $9.5 million in cash plus net working capital.

REH operates as Town Square Energy in eight Eastern states, serving approximately 47,000 electricity RCEs. REH’s licenses and customer base expands Genie Retail Energy’s geographic footprint to four new states – New Hampshire, Rhode Island, Massachusetts and Connecticut – and provides additional electricity customers in New Jersey, Maryland, Ohio and Pennsylvania. REH will be operated as a wholly owned subsidiary utilizing the Town Square Energy brand.

Genie Retail Energy – Regulatory Update

In late September, a New York State Supreme Court judge issued a temporary restraining order to prevent the New York Public Service Commission (PSC) from implementing an order issued in July that would have prohibited retail energy suppliers (REPs) from serving customers enrolled in New York’s utility low-income assistance programs. Representatives of the REP industry challenged the ruling in court on both procedural and substantive grounds. The judge set a November hearing date on the industry’s request to permanently block the PSC’s order.

Also in July of this year, a New York court struck down key provisions of a PSC order issued in February that would have imposed significant new restrictions on REP operations. The vacated provisions stipulated that REPs could only offer variable or fixed-rate products at prices equal to or below the incumbent utility provider’s prices unless the offering met certain renewable energy requirements. The PSC has indicated that it intends to issue a new order to achieve similar objectives without the deficiencies cited by the court. Genie Retail has taken steps to mitigate the impact that this order would have in the event the PSC reintroduces it.

Afek

Afek continues to analyze data collected from the five exploratory wells drilled in the Southern region of its license area and from the flow tests conducted at two of the completed wells. In light of the analysis to date and given current market conditions, Afek determined that, based on current information, it did not have a clear path to demonstrate probable or possible reserves in the Southern region of its license area over the next 12 to 18 months. Accordingly, Afek wrote off the $41.0 million capitalized drilling cost as required by accounting rules even as it works to improve its knowledge of the resource across its license area.

Afek has now turned its operational focus to the Northern region of its license area. The data analyzed to date suggests that the Southern block resources may extend northward at depths potentially sufficient to have induced greater maturation of the resource. To validate this hypothesis, Afek plans to drill an exploration well at one of the Northern sites in its original drilling permit approvals. Subject to permitting and completion of drilling rig upgrades, Afek expects to spud this well in the first quarter of next year.

Afek is seeking financing for the next phase of activity from a variety of sources, some of which could result in a process by which Afek would become an independent entity.

In 3Q16, Afek’s loss from operations was $42.7 million, including the impact of the write-off of the capitalized costs of $41.0 million, compared to a loss from operations of $1.8 million in 3Q15.

With no significant ongoing drilling operations, Afek capitalized just $0.1 million of drilling costs in 3Q16 compared to $6.8 million in the year ago quarter.

Genie Oil and Gas (GOGAS)

The GOGAS segment is comprised of oil shale projects in Israel’s Shfela Basin, Mongolia and Western Colorado’s Piceance Basin. GOGAS previously suspended operations in the Shfela and in Mongolia, and is currently decommissioning the Colorado project operated by AMSO, LLC.

The GOGAS segment’s loss from operations in 3Q16 was $0.1 million compared to a loss from operations of $0.7 million in 3Q15 primarily reflecting a reduction in research and development expense.

Corporate

Genie Energy’s corporate loss from operations was $2.2 million in 3Q16, including stock-based compensation expense of $1.1 million, compared to a loss from operations of $2.1 million in 3Q15, including stock-based compensation of $1.1 million.

GENIE ENERGY EARNINGS CONFERENCE CALL

This release is available for download in the “Investors” section of the Genie Energy website (www.genie.com/investors/investor-relations) and has been filed on a current report (Form 8-K) with the SEC.

At 8:30 AM Eastern time today, November 3, 2016, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with analysts and investors.

To participate in the call, dial toll-free 1-888-348-6472 (from the US) or 1-412-902-4240 (international) and request the Genie Energy conference call.

A replay of the call will be available at 1-844-512-2921 (US toll free) or 1-412-317-6671 (international) later today through November 10, 2016. Callers should ask for conference call #10094648. An audio file recording of the call in MP3 format will also be posted on the “Investors” section of the Genie Energy website.

Investors can sign up through the Genie Energy website http://genie.com/investors/email-alerts/ to have earnings releases and other press releases emailed directly to them.

# # #

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA) operates two primary businesses - Genie Retail Energy (GRE) and Genie Oil and Gas (GOGAS). GRE operates retail energy provider, brokerage and marketing businesses. GRE’s retail energy provider businesses market electricity and natural gas to residential and small business customers primarily in the Eastern United States. GOGAS, through its Afek Oil & Gas subsidiary, is conducting an oil and gas exploration project in Northern Israel pursuant to an exclusive exploration license issued by the government of Israel, along with other smaller operations. For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

GENIE ENERGY LTD.
CONSOLIDATED BALANCE SHEETS

	September 30, 2016	December 31, 2015
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$42,301	$38,786
Restricted cash—short-term	10,315	10,894
Certificates of deposit	—	8,850
Trade accounts receivable, net of allowance for doubtful accounts of $174 and $182 at September 30, 2016 and December 31, 2015, respectively	33,121	27,222
Inventory	6,841	11,440
Prepaid expenses	7,488	11,328
Other current assets	4,920	6,104

Total current assets	104,986	114,624
Property and equipment, net	1,471	1,347
Capitalized exploration costs—unproved oil and gas property	—	26,878
Goodwill	3,663	3,663
Restricted cash—long-term	1,199	1,802
Deferred income tax assets, net	1,642	1,642
Other assets	5,007	5,859

Total assets	$117,968	$155,815

Liabilities and equity
Current liabilities:
Trade accounts payable	$11,942	$12,642
Accrued expenses	17,194	19,424
AMSO, LLC retirement obligations	964	—
Advances from customers	687	1,055
Income taxes payable	2,367	923
Due to IDT Corporation	61	438
Energy hedging contracts	1,142	2,192
Other current liabilities	1,287	878

Total current liabilities	35,644	37,552
Revolving credit loan payable	—	2,000
Other liabilities	911	1,566

Total liabilities	36,555	41,118

Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000: Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at September 30, 2016 and December 31, 2015	19,743	19,743
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at September 30, 2016 and December 31, 2015	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 23,274 and 23,239 shares issued and 23,073 and 23,041 shares outstanding at September 30, 2016 and December 31, 2015, respectively	233	232
Additional paid-in capital	126,256	124,449
Treasury stock, at cost, consisting of 201 shares and 198 shares of Class B common stock at September 30, 2016 and December 31, 2015, respectively	(1,599)	(1,570)
Accumulated other comprehensive income	1,538	154
Accumulated deficit	(48,901)	(19,647)

Total Genie Energy Ltd. stockholders’ equity	97,286	123,377
Noncontrolling interests:
Noncontrolling interests	(14,206)	(7,013)
Receivable for issuance of equity	(1,667)	(1,667)

Total noncontrolling interests	(15,873)	(8,680)

Total equity	81,413	114,697

Total liabilities and equity	$117,968	$155,815

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
		(See Note)	(See Note)	(See Note)
	(in thousands, except per share data)
Revenues:
Electricity	$55,057	$50,137	$138,494	$132,814
Natural gas	1,766	2,265	20,913	33,440
Other	330	586	1,186	2,227
Total revenues	57,153	52,988	160,593	168,481
Cost of revenues	(36,946)	(31,760)	(98,223)	(117,366)
Gross profit	20,207	21,228	62,370	51,115
Operating expenses, (gains) and losses:
Selling, general and administrative (i)	14,945	15,909	46,888	49,016
Research and development	—	406	210	1,662
Exploration	1,323	1,531	4,439	4,390
Write-off of capitalized exploration costs	41,041	—	41,041	—
Gain on consolidation of AMSO, LLC	—	—	(1,262)	—
Equity in the net loss of AMSO, LLC	—	133	222	133
(Loss) income from operations	(37,102)	3,249	(29,168)	(4,086)
Interest income	70	105	257	306
Other income (expense), net	333	24	171	(110)
(Loss) income before income taxes	(36,699)	3,378	(28,740)	(3,890)
Provision for income taxes	(475)	(752)	(2,165)	(639)
Net (loss) income	(37,174)	2,626	(30,905)	(4,529)
Net loss attributable to noncontrolling interests	5,035	219	7,198	867
Net (loss) income attributable to Genie Energy Ltd.	(32,139)	2,845	(23,707)	(3,662)
Dividends on preferred stock	(370)	(370)	(1,111)	(1,111)
Net (loss) income attributable to Genie Energy Ltd. common stockholders.	$(32,509)	$2,475	$(24,818)	$(4,773)

(Loss) earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic	$(1.43)	$0.11	$(1.09)	$(0.22)
Diluted	$(1.43)	$0.10	$(1.09)	$(0.22)
Weighted-average number of shares used in calculation of (loss) earnings per share:
Basic	22,813	22,146	22,800	22,126
Diluted	22,813	23,622	22,800	22,126

Dividends declared per common share	$0.06	$—	$0.18	$0.12
(i) Stock-based compensation included in selling, general and administrative expenses	$1,161	$1,241	$3,497	$4,074

Note: Revenue and cost of revenue were adjusted for a correction in treatment of Gross Receipts Tax that was previously reported as a reduction in electricity revenue, in the amount of $0.7 million and $2.3 million in three and nine months ended September 30, 2015, respectively, and $1.3 million in the nine months ended September 30, 2016. Also, cost of revenue in the nine months ended September 30, 2016 was increased in the amount of $1.5 million that previously was recorded erroneously as prepaid expense.

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2016	2015
	(in thousands)
Operating activities
Net loss	$(30,905)	$(4,529)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	294	326
Provision for doubtful accounts receivable	5	(18)
Deferred income taxes	—	(85)
Stock-based compensation	3,497	4,074
Write-off of capitalized exploration costs	41,041	—
Gain from repayment of revolving credit loan payable	(200)	—
Loss on disposal of property	25	—
Gain on consolidation of AMSO, LLC	(1,262)	—
Equity in the net loss of AMSO, LLC	222	133
Change in assets and liabilities:
Restricted cash	1,295	(327)
Trade accounts receivable	(5,904)	3,730
Inventory	4,599	(445)
Prepaid expenses	3,996	(1,195)
Other current assets and other assets	2,941	(744)
Trade accounts payable, accrued expenses and other current liabilities	(7,165)	(791)
Advances from customers	(369)	231
AMSO, LLC retirement obligations	(1,571)	—
Due to IDT Corporation	(378)	(462)
Income taxes payable	1,445	662

Net cash provided by operating activities	11,606	560
Investing activities
Capital expenditures	(449)	(324)
Investments in capitalized exploration costs—unproved oil and gas property	(12,884)	(17,765)
Proceeds from disposal of property	27	—
Repayment of notes receivable	50	—
Cash acquired from consolidation of AMSO, LLC	702	—
Capital contribution to AMSO, LLC received from Total	3,000	—
Capital contributions to AMSO, LLC	(63)	(125)
Purchase of certificates of deposit	(2,974)	(8,820)
Proceeds from maturities of certificates of deposit	11,900	4,688

Net cash used in investing activities	(691)	(22,346)
Financing activities
Dividends paid	(5,547)	(4,061)
Payments for acquisition	(227)	(290)
Repayment of revolving credit loan payable	(1,800)	—
Proceeds from exercise of stock options	—	174
Proceeds from exercise of GOGAS stock option	—	2,500
Repurchases of Class B common stock from employees	(29)	(22)

Net cash used in financing activities	(7,603)	(1,699)
Effect of exchange rate changes on cash and cash equivalents	203	(30)

Net increase (decrease) in cash and cash equivalents	3,515	(23,515)
Cash and cash equivalents at beginning of period	38,786	71,895

Cash and cash equivalents at end of period	$42,301	$48,380

Supplemental Schedule of Non-Cash Financing and Investing Activities
Net assets excluding cash and cash equivalents of AMSO, LLC acquired	$560	$—

Subsidiary equity grant reclassified to liability	$1,689	$1,200

Receivable for issuance of equity of subsidiaries	$—	$2,500

Reconciliation of Non-GAAP Financial Measures for the Third Quarter 2016 and 2015

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the third quarter of 2016, as well as for comparable periods, Adjusted EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, research and development expense, exploration expense and equity in the net loss of AMSO, LLC, plus depreciation and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with (loss) income from operations, add depreciation, stock-based compensation and the write-off of capitalized exploration costs, and deduct the gain from the consolidation of AMSO, LLC.

Management believes that Genie Energy’s Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, (loss) income from operations and net (loss) income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation is considered an operating cost under GAAP, it primarily represents the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s oil and gas exploration business may be capital intensive, Genie Energy does not expect to incur significant depreciation or depletion expense for the foreseeable future. Genie Energy’s operating results exclusive of depreciation is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

The write-off of capitalized exploration costs, which is a component of (loss) income from operations, is also excluded from the calculation of Adjusted EBITDA. The write-off of capitalized exploration costs is primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie Energy’s continuing operations.

The gain from the consolidation of AMSO, LLC, which is a component of (loss) income from operations, is excluded from the calculation of Adjusted EBITDA. Genie Energy’s equity in the net loss of AMSO, LLC was included in Adjusted EBITDA because it was the result of ongoing operations of AMSO, LLC. The gain from the consolidation of AMSO, LLC was a non-routine result of Total’s withdrawal from AMSO, LLC. The gain is not part of Genie Energy’s or the relevant segment’s core operating results.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is (loss) income from operations for Genie Energy’s reportable segments and net (loss) income for Genie Energy on a consolidated basis.

Genie Energy Ltd. Reconciliation of Adjusted EBITDA to Net (Loss) Income (unaudited) $ in thousands

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended September 30, 2016 (3Q16)
Adjusted EBITDA	$5,197	$8,039	$(131)	$(1,594)	$(1,117)
Subtract:
Stock-based compensation	1,161	88	9	-	1,064
Depreciation	97	58	8	31	-
Write-off of capitalized exploration costs	41,041	-	-	41,041	-
(Loss) income from operations	(37,102)	$7,893	$(148)	$(42,666)	$(2,181)
Interest income	70
Other income, net	333
Provision for income taxes	(475)
Net loss	(37,174)
Net loss attributable to noncontrolling interests	5,035
Net loss attributable to Genie Energy Ltd.	$(32,139)

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended June 30, 2016 (2Q16)
Adjusted EBITDA	$1,898	$5,305	$(400)	$(1,756)	$(1,251)
Subtract (Add):
Stock-based compensation	1,127	78	16	-	1,033
Depreciation	99	59	8	32	-
Gain from consolidation of AMSO, LLC	(1,262)	-	(1,262)	-	-
Income (loss) from operations	1,934	$5,168	$838	$(1,788)	$(2,284)
Interest income	104
Other expense, net	(27)
Provision for income taxes	(594)
Net income	1,417
Net loss attributable to noncontrolling interests	1,344
Net income attributable to Genie Energy Ltd.	$2,761

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended September 30, 2015 (3Q15)
Adjusted EBITDA	$4,598	$8,106	$(657)	$(1,818)	$(1,033)
Subtract:
Stock-based compensation	1,241	113	47	-	1,081
Depreciation	108	59	25	24	-
Income (loss) from operations	3,249	$7,934	$(729)	$(1,842)	$(2,114)
Interest income	105
Other income, net	24
Provision for income taxes	(752)
Net income	2,626
Net loss attributable to noncontrolling interests	219
Net income attributable to Genie Energy Ltd.	$2,845

Genie Energy Ltd. Reconciliation of Adjusted EBITDA to Net Loss (unaudited) $ in thousands

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Nine Months Ended September 30, 2016
Adjusted EBITDA	$14,402	$24,220	$(984)	$(5,146)	$(3,688)
Subtract (Add):
Stock-based compensation	3,497	284	33	-	3,180
Depreciation	294	176	24	94	-
Write-off of capitalized exploration costs	41,041	-	-	41,041	-
Gain from consolidation of AMSO, LLC	(1,262)	-	(1,262)	-	-
(Loss) income from operations	(29,168)	$23,760	$221	$(46,281)	$(6,868)
Interest income	257
Other income, net	171
Provision for income taxes	(2,165)
Net loss	(30,905)
Net loss attributable to noncontrolling interests	7,198
Net loss attributable to Genie Energy Ltd.	$(23,707)

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Nine Months Ended September 30, 2015
Adjusted EBITDA	$314	$10,750	$(2,074)	$(4,982)	$(3,380)
Subtract:
Stock-based compensation	4,074	362	279	-	3,433
Depreciation	326	187	71	68	-
(Loss) income from operations	(4,086)	$10,201	$(2,424)	$(5,050)	$(6,813)
Interest income	306
Other expense, net	(110)
Provision for income taxes	(639)
Net loss	(4,529)
Net loss attributable to noncontrolling interests	867
Net loss attributable to Genie Energy Ltd.	$(3,662)